Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated May 20, 2024, except for Note 3, as to which the date is October 24, 2024, and the effects of the reverse stock split described in Note 15, as to which the date is February 6, 2025, relating to the financial statements of Aardvark Therapeutics, Inc. (the Company), included in the Company’s Registration Statement on Form S-1 (No. 333-284440).

/s/ BDO USA, P.C.

San Diego, California

February 13, 2025